UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 8, 2006

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As disclosed in its Form 10-Q for the second quarter of 2006, The PNC Financial Services Group, Inc. (“PNC”) evaluates its portfolio of securities available for sale in light of changing market conditions and other factors and, where appropriate, will take steps intended to improve its overall positioning. During mid-August through early September 2006, PNC performed a comprehensive securities portfolio review and is in the process of executing portfolio rebalancing actions in response to the changing economic landscape, recent statements and actions by the Federal Open Market Committee (i.e., the decision not to raise the Fed funds target rate) and PNC’s desire to position its securities portfolio to optimize total return performance.

The specific goals of this review were to:

•	Re-assess the portfolio sector allocations,

•	Evaluate overall risk exposures (e.g., interest rates, credit spreads and volatility), and

•	Consider rebalancing the portfolio to position for a change in the economic cycle and related market pricing.

As a result of this review, management is repositioning its securities portfolio according to its market views. This will include reallocating exposure to certain sectors, selling securities holdings it believes will likely underperform on a relative value basis and purchasing securities that management believes will outperform the market.

At current market levels, the actions are expected to result in the sale of approximately $6 billion of securities available for sale at an aggregate pretax loss of approximately $200 million. PNC will replace approximately one-half of the assets sold with new securities purchased and reduce wholesale funding with the remaining proceeds. Further, PNC expects to add approximately $3 billion notional value of interest rate swaps.

As a result of these actions, management believes that it will reduce its securities portfolio credit spread and interest rate volatility exposures. In addition, it will position the securities portfolio for a steeper yield curve while maintaining flexibility to extend duration through the interest rate cycle.

The resulting net realized losses on the sale of the securities were previously reflected as net unrealized securities losses within accumulated other comprehensive loss in the shareholders’ equity section of PNC’s Consolidated Balance Sheet. Accordingly, total shareholders’ equity will not change as a result of these actions.

The rebalancing is expected to modestly improve PNC’s tangible common equity ratio as a result of the net reduction in total assets. In addition, management expects that net interest income will improve relative to current estimates by approximately $50 million (annually), and net interest margin will improve as a result of an improved yield on the portfolio and the net reduction in earning assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC. (Registrant)

Date: September 8, 2006	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller